NeoMagic(R) Corporation Transfers Common Stock Listing to The Nasdaq Capital Market

SANTA CLARA, Calif., Jan. 17 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a leader and pioneer in developing and delivering low-power solutions for multimedia-rich mobile phones and handheld devices, announced today that effective January 16, 2008, the company's common stock is now trading on The Nasdaq Capital Market exchange under the symbol "NMGC", where it fully complies with the continued listing standards of The Nasdaq Stock Market.

"I am pleased that we can now alleviate the concerns some investors may have regarding the liquidity of their shares," stated Douglas Young, President and CEO of NeoMagic Corporation. "We continue to drive toward our growth objectives and our focus to build our business."

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a broad patent portfolio that covers NeoMagic's proprietary array processing and other technology. Information on the Company may be found at http://www.neomagic.com.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.